Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SABA SOFTWARE, INC.,

SPRUCE ACQUISITION CORPORATION,

SPRUCE ACQUISITION, LLC,

AND

CENTRA SOFTWARE, INC.

October 5, 2005

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

EXHIBITS

Exhibit A	Company Affiliate Voting Agreement
Exhibit B	Parent Affiliate Voting Agreement
Exhibit C	Second Certificate of Merger
Exhibit D	First Certificate of Merger
Exhibit E	Non-Disclosure Agreement
Exhibit F	Rule 145 Affiliate Agreement
Exhibit G	FIRPTA Notice
Exhibit H	Form of Non-Competition and Non-Solicitation Agreement
Exhibit I-1	Compliance Certificate of Officer of Company
Exhibit I-2	Compliance Certificate of Officer of Parent
Exhibit J-1	Tax Certificate of Officer of Company
Exhibit J-2	Tax Certificate of Officer of Parent
Exhibit K	First Amendment to Rights Agreement of Company

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of October 5, 2005 (the “Execution Date”) by and among SABA SOFTWARE, INC., a Delaware corporation (“Parent”), SPRUCE ACQUISITION CORPORATION, a Delaware corporation (“Merger Sub 1”), SPRUCE ACQUISITION, LLC, a Delaware limited liability company (“Merger Sub 2”) and CENTRA SOFTWARE, INC., a Delaware corporation (“Company”).

RECITALS

A. The board of directors of the Parent, the Company, Merger Sub 1 and Merger Sub 2 have each approved this Agreement, the Merger (as defined below) and the transactions contemplated by this Agreement and have each determined that the purchase of the Company by the Parent as described below is in the best interests of its shareholders.

B. Merger Sub 1 is a wholly-owned subsidiary of Parent.

C. Pursuant to the terms and conditions of this Agreement, at the Effective Time, Merger Sub 1 will merge with and into the Company, with the Company as the surviving corporation (the “Merger”).

D. Pursuant to the Merger, among other things, each outstanding share of common stock of Company shall be converted into the Merger Consideration as set forth in Section 1.6(b).

E. Immediately after the Effective Time, the Company, as a wholly owned subsidiary of Parent, will be merged (the “Second Step Merger”) with and into Merger Sub 2.

F. For federal income tax purposes, it is intended that the Merger and the Second Step Merger, considered together, constitute a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of the Parent and the Company will be a “party to a reorganization” within the meaning of Section 368 of the Code.

G. Company and Parent desire to make certain representations, warranties, covenants and other agreements in this Agreement in connection with the Merger.

H. As an inducement to Parent to enter into this Agreement, certain stockholders of Company have concurrently herewith entered into an agreement in the form of Exhibit A hereto (the “Company Affiliate Voting Agreement”) to vote certain shares of Company Common Stock (as defined in Section 1.6(a) hereof) owned by them to approve the Merger and this Agreement and to subject such shares to certain restrictions on disposition of such shares.

I. As an inducement to Company to enter into this Agreement, certain stockholders of Parent have concurrently herewith entered into an agreement in the form of Exhibit B hereto (the “Parent Affiliate Voting Agreement” and together with the Company Affiliate Voting Agreement, the “Voting Agreements”) to vote certain shares of Parent Common Stock (as defined in Section 1.6(a) hereof) owned by them to approve the Merger and this Agreement and to subject such shares to certain restrictions on disposition of such shares.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) First Step. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub 1 shall be merged with and into the Company, the Company shall be the surviving corporation in such Merger, and the separate existence of Merger Sub 1 shall thereupon cease. The Merger shall have the effects set forth in the applicable provisions of the Delaware Corporation Law (the “Delaware Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all property, rights, powers, privileges and franchises of Merger Sub 1 shall vest in the Company as the surviving corporation following the Merger and all debts, liabilities and duties of Merger Sub 1 shall become the debts, liabilities and duties of such surviving corporation. Immediately following the Effective Time, the Company, as the surviving corporation following the Merger, shall be a wholly owned subsidiary of Parent.

(b) Second Step. Immediately following the Effective Time, the Parent shall cause the Company, as the surviving corporation and a wholly owned subsidiary of the Parent, to be merged with and into Merger Sub 2 in the Second Step Merger pursuant to an agreement of merger entered into concurrently with this Agreement by and among the Parent, the Company and Merger Sub 2 (the “Second Step Agreement of Merger”). There will be no conditions to the closing of the Second Step Merger other than the closing of the Merger. Following the Second Step Merger, the separate existence of the Company will cease and Merger Sub 2 will continue as the surviving company of the Second Step Merger (the “Surviving Company”) under the name “Spruce Acquisition, LLC” Upon the consummation of the Second Step Merger, all property, rights, powers, privileges, and franchises of the Company and Merger Sub 2 will vest in the Surviving Company, and all liabilities and duties of the Company and Merger Sub 2 will become the liabilities and duties of the Surviving Company.

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or (to the extent permitted hereby) waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a properly executed certificate of merger, in the form attached hereto as Exhibit D (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the “Effective Time” and the date of such filing, the “Effective Date”).

1.3 Second Step Merger. The Second Step Merger shall become effective upon completion of the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”), the form of which is attached hereto as Exhibit C, in such form as is required by the relevant provisions of applicable law, which filing shall be made by the Parent, on behalf of the Company and Merger Sub 2, promptly after the Effective Time.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation as amended in its entirety as set forth as an exhibit to the First Certificate of Merger.

(b) The Bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Company until thereafter amended.

(c) Upon the consummation of the Second Step Merger, the Certificate of Formation of Merger Sub 2, as in effect immediately prior to the consummation of the Second Step Merger, shall be the Certificate of Formation of the Surviving Company until thereafter amended.

(d) Upon the consummation of the Second Step Merger, the Limited Liability Company Agreement of Merger Sub 2, as in effect immediately prior to the consummation of the Second Step Merger, shall be the Limited Liability Company Agreement of the Surviving Company until thereafter amended.

1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub 1, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Company. Upon the consummation of the Second Step Merger, the directors of Merger Sub 2 shall be the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub 1, holding office immediately prior to the Effective Time, shall be the officers of the Company, until their respective successors are duly elected or appointed and qualified. Upon consummation of the Second Step Merger, the officers of Merger Sub 2 shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock.

(a) Certain Definitions.

“Cash Exchange Ratio” shall mean cash in the amount of $.663.

“Company Common Stock” shall mean shares of the common stock of Company, $0.001 par value. Unless otherwise stated or otherwise indicated by the context, all references in this Agreement to “Company Common Stock” shall be deemed to include the associated preferred share purchase rights (“Rights”) issued pursuant to the Rights Agreement, dated as of April 19, 2002, between Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”).

“Company ESPP” shall mean the Company 1999 Employee Stock Purchase Plan.

“Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Common Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the Company’s 1995 Stock Plan, as amended, Amended and Restated 1999 Stock Incentive Plan and Amended and Restated 1999 Director Plan (the “Company Stock Option Plans”).

“Parent Common Stock” shall mean shares of the common stock of Parent, $0.001 par value.

“Parent Stock Price” shall mean the average (rounded to the nearest $0.01) of the volume weighted averages (rounded to the nearest 10,000 shares) of the trading prices of a share of Parent Common Stock on the Nasdaq National Market System (“NASDAQ”), as reported by Bloomberg Financial Markets (or such other sources the parties shall agree in writing) on the Effective Date.

“Stock Exchange Ratio” shall mean 0.354.

(b) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub 1 or the holders of any of Company’s securities, at the Effective Time, subject to Sections 1.6(c) and 1.6(i), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive (x) that number of shares of Parent Common Stock that is equal to the Stock Exchange Ratio; and (y) cash equal to the Cash Exchange Ratio (the shares of Parent Common Stock issuable and the cash payable pursuant to this Section 1.6(b), the “Merger Consideration”).

(c) Cancellation of Company Common Stock Owned by Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be canceled and extinguished without any conversion thereof.

(d) Treatment of Company Options and Company ESPP Rights. At the Effective Time, (i) the Company Stock Option Plans and all Company Options then outstanding under the Company Stock Option Plans or otherwise shall be canceled and terminated in accordance with Section 5.7(a) hereof; and (ii) all purchase rights for shares of Company Common Stock outstanding under the Company ESPP shall be exercised no later than 3 business days prior to the Effective Time in accordance with Section 5.7(b) hereof, and the purchased shares of Company Common Stock shall at the Effective Time be converted into shares of Parent Common Stock and cash in lieu of fractional shares, as provided in Section 1.6(b) hereof.

(e) Adjustments to Exchange Ratios. The Stock Exchange Ratio and Cash Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock to be received by such holder, including all fractional shares) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

(g) Capital Stock of Merger Sub 1. At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Company. Each stock certificate of Merger Sub 1 evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Company.

(h) Membership Interests of Merger Sub 2. Upon the consummation of the Second Step Merger, the membership interests of Merger Sub 2 issued and outstanding immediately prior to the consummation of the Second Step Merger shall remain issued and outstanding.

(i) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

1.7 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Mellon Investor Services, shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Parent Common Stock and Cash; Use of Company Cash to Fund Exchange Agent. At or before the Effective Time, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (X) the shares of Parent Common Stock issuable pursuant to Section 1.6(b) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (Y) cash payable in lieu of fractional shares pursuant to Section 1.6(f), less any amounts required to be withheld from such cash under foreign, federal, state or local laws and (ii) Company shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Company may adopt, cash in an amount sufficient to permit payment of cash payable pursuant to Section 1.6(b). The cash amount described in Section 1.7(b)(ii) shall be treated as a loan from Company to Parent at the Effective Time.

(c) Exchange Procedures.

(i) As soon as reasonably practical after the Effective Time, the Parent shall cause to be mailed to each holder of record of certificates representing shares of Common Stock (the “Certificates”) at the Effective Time, whose shares were converted into the right to receive the consideration set forth in Section 1.6(b) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash that such holder has the right to receive pursuant to Section 1.6(b) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

(ii) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration (pursuant to Section 1.6(b)) shall be entitled to receive, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (X) a certificate representing the number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 1.6(b), (Y) cash that such holder is entitled to receive pursuant to Section 1.6(b) and (Z) if applicable, the cash payment in lieu of fractional shares that such holder is entitled to receive pursuant to Section 1.6(f), and the Certificate so surrendered or transferred shall forthwith be canceled.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person’s Company Common Stock are converted on the Effective Date and deliver or cause to be delivered to such Person cash in immediately available funds that such holder is entitled to receive pursuant to Section 1.6(b) and, if any, Section 1.6(f). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Certificate not surrendered with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, Parent shall cause to be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that (ii) the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Company or any other party hereto shall be liable to any Person for any amount properly paid to a public official in accordance with the applicable provisions of any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (and any cash paid in lieu of fractional shares) and the cash paid in exchange of shares of Company Common Stock as contemplated by Section 1.6(b) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no registration after the Effective Time of transfers on the records of the Surviving Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged for the consideration that is provided in this Article I.

1.9 Deductions and Withholdings. Parent and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable to any holder of Company Common Stock such amounts as Parent and the Surviving Company are required to deduct and withhold with respect to such delivery and payment under the Code or any applicable provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Surviving Company.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of, Parent and the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in a document of even date herewith attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement, the numbered sections of which correspond to the individual subsections of this Article 2 (the “Company Disclosure Schedule”), Company represents and warrants to Parent as follows:

2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a business organization that has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate or organizational power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and (to the extent applicable in its jurisdiction of organization) is in good standing in each jurisdiction in which it conducts its business, subject in each case to such exceptions as would not have a Company Material Adverse Effect. Company has made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on Schedule 2.1 of the Company Disclosure Schedule, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than five percent (5%) of the outstanding stock of such company.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of (i) 100,000,000 shares of Common Stock, $0.001 par value, of which there were 28,187,177 shares issued and outstanding as of the close of business on October 3, 2005; and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares were issued and outstanding as of the close of business on the Execution Date. On October 3, 2005, there are no other outstanding shares of capital stock or voting securities and on the Execution Date, there are no, and as of the Effective Time there will be no, outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options outstanding as of such date under the Company Stock Option Plans.

(b) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on October 5, 2005, Company has reserved (i) 4,237,500 shares of Company Common Stock for issuance pursuant to the 1995 Stock Plan, as amended, of which 2,916,559 shares are issued and are outstanding pursuant to option exercises or direct stock purchases, 638,610 shares are subject to outstanding, unexercised options and 682,331 shares remain available for future option grants and issuances thereunder; (ii) 7,900,000 shares of Company Common Stock for issuance pursuant to the Amended and Restated 1999 Stock Incentive Plan, of which 841,719 shares are issued and outstanding pursuant to option exercises or direct stock purchases, 5,079,457 shares are subject to outstanding, unexercised options and 1,978,824 shares remain available for future option grants and issuances thereunder; (iii) 200,000 shares of Company Common Stock for issuance pursuant to the Amended and Restated 1999 Director Plan, of which 0 shares have been issued pursuant to option exercises or direct stock purchases, 200,000 shares are subject to outstanding, unexercised options and 0 shares remain available for future option grants and issuances thereunder; and (iv) 3,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company ESPP, of which 1,896,194 shares have been issued. The number of shares that would be issued on a “net-exercise” basis, if all options with an exercise price of $2.08 or less on October 3, 2005 were exercised, is 696,713. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP and (ii) Company’s rights to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective

Time there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except as may be permitted under Section 4.2 hereof. Company has no rights to repurchase unvested shares of Company Common Stock. Except for the agreements contemplated by this Agreement and filed as exhibits to the Company’s SEC Documents, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Common Stock (i) between or among Company and any of its securityholders and (ii) to Company’s Knowledge, between or among any of Company’s securityholders.

(c) The current “Purchase Period,” as defined in the Company ESPP commenced under the Company ESPP on May 1, 2005 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPP.

(d) The terms of the Company Stock Option Plans permit, but do not require, the termination of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the stockholders of the Company, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. All of the outstanding Company Options permit accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of the standard forms of agreements and instruments relating to Company Options issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options have been made available to Parent and, except in connection with written employment agreements with officers or employees of Company or any Subsidiary as set forth on Schedule 2.2(d), no Company Options have been granted whose terms differ materially from such forms provided to Parent.

2.3 Authority.

(a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been and, following the Company Stockholders Meeting (as defined in Section 2.27) will have been, duly authorized by all necessary corporate action on the part of Company.

(b) This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution by Company of the other agreements contemplated by this Agreement and Company’s consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have, whether individually or in the aggregate, a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental body, agency, authority or instrumentality, foreign, federal, supranational, state or local (each, a “Governmental Entity”) is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (“NASD”) of the Joint Proxy Statement/Prospectus (as defined in Section 2.27) relating to the Company Stockholders Meeting (as defined in Section 2.27), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) any notice described in Section 5.13 hereof and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

2.4 SEC Documents, Financial Statements.

(a) As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement and other filings filed with or hereafter filed with the SEC by Company (collectively, the “Company SEC Documents”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. All documents required to be filed as exhibits to the Company SEC Documents have been so filed.

(b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) fairly present the financial condition and results of the operations of the Company and its consolidated subsidiaries in all material respects as of their respective dates and for the periods indicated therein, in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

2.5 Absence of Certain Changes. Since June 30, 2005 (the “Company Balance Sheet Date”) through the Effective Time, there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any material contract entered into by Company or any of its subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound, (vi) any action to amend or change the Certificate of Incorporation or Bylaws of Company, (vii) any material increase in the compensation or benefits payable or to become payable by Company to any of its directors or employees, other than in the ordinary course of business and as contemplated by this Agreement or increases associated with merit or annual pay increases or promotions in the ordinary course of business, (viii) any transaction with any affiliate of Company which is not a Subsidiary of Company, or (ix) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

2.6 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Company Financial Statements included in the Company’s Quarterly Report on Form 10-Q filed on August 9, 2005 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to result in a Company Material Adverse Effect.

2.7 Litigation.

(a) Except as set forth in Schedule 2.7(a) of the Company Disclosure Schedule, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Company, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree or order against Company or any of its subsidiaries, or, to the Knowledge of Company any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 2.7(b) of the Company Disclosure Schedule lists all material litigation that Company has pending on the date hereof against other parties which is not disclosed in the Company SEC Documents.

2.8 Governmental Authorization. Company and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

2.9 Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $50,000 or above are listed on Schedule 2.9 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Company Balance Sheet and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. To Company’s knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

2.10 Intellectual Property.

(a) Company and its subsidiaries own exclusively not jointly with any other Person (free and clear of all liens and encumbrances), or are validly licensed to use in the manner currently used or proposed to be used by

Company, all (i) U.S. and foreign patents, patent applications, trademarks (whether registered or unregistered), trademark applications, trade names, domain names, fictitious business names, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registration applications, mask work rights, mask work registration applications, trade secrets, know how, rights in data or databases, inventions and other proprietary rights and (ii) all other U.S. and foreign intellectual property rights (subsections and (i) and (ii), collectively, “Intellectual Property”), that are used in or are necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries (including, without limitation, the development, manufacture, use import and sale of those products of Company and its subsidiaries currently under development), subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither Company nor any of its subsidiaries has (i) licensed any of the software included in its Intellectual Property in source code form to any Person, or (ii) entered into any source code escrow agreements with respect to any software included in its Intellectual Property in each case, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. To Company’s Knowledge, the Company Source Code (as defined below) and that of its subsidiaries have at all times been maintained in confidence and have been disclosed only to employees and consultants of Company and its subsidiaries who have a “need to know” the contents thereof in connection with their duties to Company and its subsidiaries. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in the disclosure or delivery by Company, or any other party acting on Company’s behalf, to any party of any Company Source Code. Schedule 2.10(b) of Company Disclosure Schedule identifies each contract, agreement and instrument (whether written or oral) pursuant to which Company or a subsidiary has deposited or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.10(b), “Company Source Code” means, collectively, any software source code or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in any software source code, of any Intellectual Property owned by the Company or any subsidiary of the Company. To Company’s Knowledge, none of the software included in the Intellectual Property of Company or its subsidiaries contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs,” and/or “back doors”).

(c) (i) Schedule 2.10(c)(i) of the Company Disclosure Schedule lists all issued patents, all registered trademarks, all trade names, all registered service marks and all registered copyrights included in the Intellectual Property of Company and its subsidiaries, including, as applicable, the jurisdictions in which the registration for such items has been issued, (ii) Schedule 2.10(c)(ii) of the Company Disclosure Schedule lists all pending applications for registration of any patents, trademarks, service marks, or copyrights included in the Intellectual Property of Company and its subsidiaries, including the jurisdictions in which each such application has been filed.

(d) To Company’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any third party Intellectual Property exclusively licensed by Company or any of its subsidiaries, by any Person, including any employee or former employee of Company or any of its subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Company nor any of its subsidiaries has entered into any agreement, or otherwise has any obligation, to indemnify, defend or hold harmless any other Person against any claim of infringement or misappropriation of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements that arise in the ordinary course of business and that contain such terms as are typical for the business, services and products of Company.

(e) Neither Company nor any of its subsidiaries is, or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any material license, sublicense, option or other agreement to which it is a party relating to its Intellectual Property or the Intellectual Property of any other Person. Except as would not reasonably be expected to have a Parent Material Adverse Effect, With respect to any license, sublicense, option or other agreement relating to the Intellectual Property of Company or any of its subsidiaries, or any third party Intellectual Property, neither Company nor any of its subsidiaries that is a party to any such license, sublicense, option or other agreement is in material breach thereof, and to Company’s Knowledge, no other Person that is a party to any such license, sublicense, option or other agreement is in material breach thereof.

(f) To the best of Company’s Knowledge, all patents and registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid, enforceable and subsisting. To the best of Company’s Knowledge, neither Company nor any of its subsidiaries is or has been infringing any Intellectual Property of any other Person. Neither Company nor any of its subsidiaries has received any written notice or other written communication of any actual, alleged, possible or potential infringement of any Intellectual Property of any other Person party. Neither Company nor any of its subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any other Person. Neither Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property of Company or any of its subsidiaries, or for breach of any license or agreement involving any Intellectual Property of Company or any of its subsidiaries, against any third party, which is not disclosed in the Company SEC Documents. No Intellectual Property of Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Company or any of its subsidiaries, or (ii) may affect the validity, use or enforceability of such Intellectual Property.

(g) To the best of Company’s knowledge, Company and each of its subsidiaries has secured valid written assignments from all its consultants and employees who contributed to the invention, creation or development of Intellectual Property of Company or any of its subsidiaries, of all right, title and interest in and to such Intellectual Property, to the extent that Company or such Subsidiary, as applicable, does not already own such Intellectual Property by operation of law. To the best of Company’s knowledge, in each case in which Company or its subsidiaries has acquired any Intellectual Property from any Person other than its consultants and employees, Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Company or its subsidiaries. To the best of Company’s knowledge, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company or its subsidiaries have recorded in a timely manner each such assignment with the relevant Governmental Entity, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

Schedule 2.10(g) of the Company Disclosure Schedule lists, for each product of Company (including, without limitation, each product currently under development), all Freely Available Software (as defined below) that (i) is incorporated in or bundled with such product, or from which any portion of such product is derived, or (ii) is used in connection with the development of such product. Schedule 2.10(g) of the Company Disclosure Schedule also lists, for each such item of Freely Available Software, the agreement under which such item is licensed to the Company. The terms under which the Company has licensed any Freely Available Software do not and will not have the effect of requiring any products of Company, or any portions thereof, modifications thereto or derivative works thereof, to be (A) disclosed or distributed in source code form, (B) licensed to other Persons for the purpose of making derivative works or redistributing such software, or (C) licensed or otherwise distributed to other Persons at no charge. “Freely Available Software” means all source code available without charge for use, modification and/or distribution, including any open source software.

2.11 Environmental Matters.

(a) The following terms shall be defined as follows:

“Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, Hazardous Materials or releases (as defined in 42 U.S.C. § 9601(22)) of Hazardous Materials to air, water or groundwater, or which are intended to assure the health and safety of employees, workers or other persons, including the public.

“Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes or regulated under any Environmental and Safety Laws.

“Property” shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past, including the Leased Premises (as defined in Section 2.26).

“Facilities” shall mean all buildings and improvements on the Property.

(b) Company represents and warrants as follows: (i) to its knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities, (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws, (iii) neither Company nor any subsidiary has received notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws by Company or any such subsidiary, (iv) no notices, administrative actions or suits are pending or, to Company’s knowledge, threatened relating to a violation of any Environmental and Safety Laws, (v) to Company’s knowledge, Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date, (vi) there are not now, nor to the best of Company’s knowledge, have there been in the past, any Hazardous Materials on, under or migrating to or from the Facilities or Property, (vii) there are not now, nor to the best of Company’s knowledge, have there been in the past any underground tanks or underground improvements at, on or under the Property, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, (viii) to Company’s knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million, (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities, (x) Company’s uses and activities in and of the Facilities have at all times complied in all material respects with all Environmental and Safety Laws and (xi) except as disclosed on Schedule 2.11(b), Company has all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and is in full compliance with the terms and conditions of those permits except where such non-compliance would not have a Company Material Adverse Effect.

2.12 Taxes.

(a) The following items shall be defined as follows:

“Taxes” shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to federal income taxes and state income and franchise taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, withholding taxes and other obligations of the same or of a similar nature to any of the foregoing, which Company or any of its subsidiaries is required to pay, withhold or collect.

“Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (whether original or amended) relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

(b) Company and each of its Subsidiaries have timely filed all material Tax Returns that they were required to file and all such Tax Returns are true, complete and correct in all material respects. All material Taxes (whether or not shown on such Tax Returns) required to be paid prior to the Effective Time have been paid in full on a timely basis. Company and each of its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens for Taxes on the assets of Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c) Company’s audited financial statements as of December 31, 2004 reflect adequate accruals in accordance with GAAP for all material unpaid Taxes of Company and each of its Subsidiaries through December 31, 2004, and the amounts set forth thereon as deferred Tax assets and deferred Tax liabilities have been determined in accordance with GAAP. There have been no changes to the aforementioned accruals or the deferred Tax assets and deferred Tax liabilities since December 31, 2004, other than changes in the ordinary course of business consistent with past practice.

(d) No claim has been made by any taxing authority in any jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither Company nor any of its Subsidiaries has ever been a member of an affiliated group filing consolidated federal income Tax Returns other than the group of which Company is the “common parent” (within the meaning of Section 1504(a) of the Code).

(f) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing, or, to the Knowledge of Company, orally, against or with respect to Company or any of its Subsidiaries in respect of any Tax Return. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries has participated in a “reportable transaction,” including without limitation a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b) and 1.6011-4(b)(2), respectively, or a transaction required to be registered as a tax shelter under Code Section 6111 or the Treasury Regulations thereunder.

(h) Neither Company nor any of its Subsidiaries is a party to or bound by any tax indemnity agreement or tax sharing agreement under which Company or any Subsidiary may be liable to make any payment to any Person, and neither Company nor any of its Subsidiaries has assumed the liability of any Person for Taxes pursuant to any contract.

(i) Neither Company nor any of its Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Code Sections 162(m) or 280G. None of Company or any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Sections 409A(a)(1)(B) or 4999 of the Code.

(j) Company is not currently nor has it been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code, and Company does not expect to become a United States real property holding corporation prior to the Effective Time.

(k) Neither Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

(l) Neither Company nor any of its Subsidiaries has an interest in an entity treated as a partnership for U.S. federal income tax purposes. No Subsidiary of the Company has elected to be treated as a “disregarded entity” for U.S. federal income tax purposes.

(m) To Company’s Knowledge neither Company nor any of its affiliates has taken or agreed to take any action, nor does Company have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Certain Employee Benefits Affected by the Merger. Except as set forth in Schedule 2.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such employee benefits.

2.14 Employee Benefit Plans.

(a) The following terms shall be defined as follows:

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA and subject to Title IV of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

(b) Schedule 2.14(b) lists (i) all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or ERISA Affiliate and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any ERISA

Affiliate maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”). There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.14(b).

(c) Neither the Company nor any ERISA Affiliate currently maintains or contributes to any Plan that is (i) a Multiemployer Plan, (ii) a Defined Benefit Plan, (iii) any plan that is subject to Section 412 of the Code, (iv) any plan maintained in connection with any trust described in Section 501(c)(9) of the Code, (v) any “welfare benefit fund” within the meaning of Section 419 of the Code, (vi) any “qualified asset account” within the meaning of Section 419A of the Code, or (vii) and “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or comparable state laws.

(e) Benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) are fully insured by an insurance company unrelated to Company or any ERISA Affiliate. No insurance policy or contract relating to any such Plan requires or permits retroactive increase in premiums or payments due thereunder.

(f) Each Plan which is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(g) All reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(h) Each Plan that is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable IRS determination, notification, or opinion letter issued after January 1, 1997 and has been timely amended and administered in compliance with the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To Company’s knowledge, nothing has occurred since the issuance of the IRS’s most recent favorable determination letter (or opinion or notification letter, if applicable) that could reasonably be expected to adversely affect the qualification of such Plan or the tax exempt status of its related trust. Company has provided Parent with the most recent determination, opinion or notification letter (as applicable) the Internal Revenue Service has issued relating to each such Plan.

(i) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

(j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(k) With respect to each Plan: (i) to Company’s knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action, investigation, audit, or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; and (iii) neither Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action, investigation, audit, or claim.

(l) Each of the Plans provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code. None of the Plans are subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with its amendment, transfer or termination. No action or omission of any member of Company, any of its Subsidiaries, or any of their directors, officers, employees, or agents in any way restricts, impairs or prohibits Company or Parent, or any successor thereto from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable law.

(m) Neither Company nor, to the knowledge of Company, any ERISA Affiliate has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(n) Company has delivered or made available to Parent true, correct and complete copies of all documents creating or evidencing any Plan and, to the extent applicable, copies of (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all Internal Revenue Service determination, opinion, notification and advisory letters; (iii) all material written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its subsidiaries received by employees in the last three (3) years; (iv) all correspondence to or from any Governmental Entity relating to any Plan since January 1, 2002; and (v) all reports, forms and other documents required to be filed with any Governmental Entity furnished to employees, former employees or beneficiaries in the last three (3) years (including, without limitation, summary plan descriptions and summary annual reports for all Plans, but excluding individual account statements and tax forms).

(o) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

2.15 Employee Matters.

(a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(b) There are no proceedings, claims, or suits pending or, to the Knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

2.16 Interested Party Transactions. Neither Company nor any of its subsidiaries is indebted to any director, officer, employee, any affiliate of Company which is not a Subsidiary or agent of Company or its subsidiaries (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company or its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since June 30, 2005.

2.17 Insurance. Company and each of its subsidiaries have made available to Parent all material policies of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Company nor any of its subsidiaries has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18 Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.

2.19 Brokers’ and Finders’ Fees. Except for Jefferies Broadview, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished to Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Jefferies Broadview.

2.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any of Company’s Common Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

2.21 Board Approval. The Board of Directors of Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and the Merger (such recommendation, the “Company Recommendation”). Company has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to this Merger, this Agreement and the transactions contemplated hereby, including the execution of a First Amendment to the Rights Agreement, substantially in the form of Exhibit K hereto.

2.22 Customers and Suppliers. Schedule 2.22 lists the top ten (10) customers of Company in terms of gross revenues during the twelve (12) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company’s or any of its subsidiaries knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company or any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.

2.23 Material Contracts. Except for this Agreement, the agreements listed in Schedule 2.24 and the agreements listed as Exhibits hereto (the “Ancillary Agreements”) and other contracts and agreements which individually or in the aggregate are not material to Company’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Company is not a party to or bound by:

(a) any distributor, sales, agency or manufacturer’s representative, consulting, joint venture, or partnership contract or joint R&D or technology sharing arrangements;

(a) continuing contracts (other than purchase orders) for the purchase of materials, supplies, equipment or services involving in the case of any such contract under which aggregate payments in excess of $50,000 were made during the year ended December 31, 2004 that expires or may be renewed at the option of any Person (other than Company) so as to expire more than one (1) year after the date of this Agreement;

(b) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(c) any contract for capital expenditures in excess of $50,000 in the aggregate;

(d) any contract limiting the freedom of Company to engage in any line of business, to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, or to perform any material service outside the ordinary course of business for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

(e) any contract pursuant to which Company is a lessor of real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $50,000 over the life of the contract that expires or may be renewed at the option of any Person other than Company so as to expire more than one (1) year after the date of this Agreement;

(f) any material contract with any Person with whom Company does not deal at arm’s length;

(g) any contract which provides for the indemnification of any officer, director, employee or agent; or

(h) any guarantee of indebtedness of any other Person.

2.24 No Breach of Material Contracts; Government Contracts.

(a) (i) Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any contract or agreements (A) listed in Schedule 2.24 of the Company Disclosure Schedule or (B) filed as exhibits to the Company SEC Documents (collectively the “Material Contracts”) and (ii) each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract.

(b) To the knowledge of the Company, with respect to Government Contracts, there is, as of the date hereof, (i) no civil fraud or criminal investigation by any Governmental Entity, (ii) none of the Company, nor any current officer, employee or affiliate thereof, is currently suspended or debarred, nor is there a suspension of debarment proceeding (or equivalent proceeding) against any of the Company, or its current officers, employees or affiliates, (iii) no request by any Governmental Entity for a contract price adjustment based on a claimed disallowance by any Governmental Entity or at the direction of any Governmental Entity or written notice of defective pricing other than as reserved for on the Company Financial Statements in accordance with GAAP, (iv) claim or equitable adjustment by the Company against the U.S. Government or any third party in excess of $50,000 in the aggregate, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $50,000 in the aggregate, (vi) notice of contract termination, cure notice or show cause notice, or (vii) violation of any statutory, regulatory or contractual provision that could result in any fine or penalty of a criminal, civil or administrative nature.

2.25 Material Third Party Consents. Schedule 2.25 of the Company Disclosure Schedule lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Surviving Company’s ability to operate the business.

2.26 Real Property.

(a) Neither Company nor any of its subsidiaries currently owns or has ever owned any real property.

(b) To the extent not disclosed in the Company SEC Documents, Schedule 2.26 sets forth a list of all leases, licenses or similar agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, to the knowledge of Company, and have not been amended except as disclosed in the Company SEC Documents or Schedule 2.26 and, Company is not, and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever other than Permitted Liens.

(c) With respect to the Leased Premises, (i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (ii) to the Company’s knowledge, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use, (iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel, (iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, (v) to the knowledge of Company, all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and (vi) to the Company’s knowledge, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

2.27 Joint Proxy Statement/Prospectus. The information relating to Company included in the joint proxy statement/prospectus on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the “Joint Proxy Statement/Prospectus”) shall not, at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Company in connection with the meeting of the Company stockholders (the “Company Stockholders Meeting”) and to the stockholders of the Parent in connection with the meeting of the Parent’s stockholders (the “Parent Stockholders Meeting”), as may be amended or supplemented shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Company and the Parent, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Joint Proxy Statement/Prospectus.

2.28 Opinion of Financial Advisor. Company has been advised orally by its financial advisor, Jefferies Broadview, that in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.

2.29 Takeover Restrictions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof nor does Company have any stockholder rights or similar “poison pill” plans.

2.30 Foreign Corrupt Practices Act. Neither the Company nor any of its officers, directors, nor, to the Company’s knowledge, any employees or agents (or shareholders), distributors, representatives or other persons acting on the express, implied or apparent authority of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). The business of the Company is not, in any manner, dependent upon the making or receipt of such unlawful payments, discounts or other inducements. The Company has not otherwise taken any action that could cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable laws or regulations of similar effect.

2.31 Assets and Revenues.

(a) Seller is its own ultimate parent entity. Seller, together will all entities controlled by Seller (i) is not engaged in manufacturing, (ii) does not have total assets of $106.2 million or more as of its most recent regularly prepared balance sheet, and (iii) does not have annual sales of $106.2 million or more as of its most recently completed fiscal year.

(b) The following terms shall be defined for the purpose of this Section 2.31 and Section 3.22 of this Agreement as follows: (i) “ultimate parent entity” shall have the meaning set forth in 16 C.F.R. Section 801.1(a)(3), (ii) “controlled” shall have the meaning set forth in 16 C.F.R. 801.1(b); and (iii) “engaged in manufacturing” shall have the meaning set forth in 16 C.F.R. 801.1(j)).

(c) The representations in this Section 2.31 are made solely for the purpose of determining the applicability of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR”) to the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except as disclosed in a document of even date herewith attached to this Agreement and delivered by Parent to Company prior to the execution and delivery of this Agreement, the numbered sections of which correspond to the individual subsections of this Article 3 (the “Parent Disclosure Schedule”), Parent represents and warrants to Company as follows:

3.1 Organization, Standing and Power. Each of Parent and its subsidiaries, including Merger Sub 1 and Merger Sub 2, is a business organization that has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and its subsidiaries, including Merger Sub 1 and Merger Sub 2, has the corporate or organizational power to own its respective properties and to carry on its respective businesses as now being conducted and as proposed to be conducted and is each duly qualified to do business and (to the extent applicable in their jurisdictions of organization) are in good standing in each jurisdiction in which it conducts business, subject in each case to such exceptions as would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub 1 and Merger Sub 2, is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents and on Schedule 3.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its subsidiaries in accordance with and pursuant to Parent’s formal investment policy and comprising less than five percent (5%) of the outstanding stock of such company. Merger Sub 2 has not elected to be treated as a corporation for U.S. federal income tax purposes.

3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Common Stock, $0.001 par value, of which there were 18,050,375 shares issued and 17,947,379 shares outstanding as of the close of business on September 23, 2005 and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value, of which none of the shares were issued and outstanding as of the close of business on the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Parent 1997 Stock Incentive Plan (the “1997 Plan”) and 2000 Stock Incentive Plan (the “2000 Plan” and collectively with the 1997 Plan, the “Parent Stock Option Plans”), and the Parent 2000 Employee Stock Purchase Plan (the “Parent ESPP”). The number of shares that would be issued on a “net-exercise” basis, if all options with an exercise price of $3.99 or less on September 23, 2005 were exercised, is 237,715. The authorized capital stock of Merger Sub 1 consists of 1,000 shares of common stock, $0.001 par value, all of which are issued and outstanding and held by Parent. All of the membership interests of Merger Sub 2 are held by Parent. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on October 3, 2005, Parent has reserved (i) 2,703,887 shares of Parent Common Stock for issuance to directors, officers, employees and consultants pursuant to the Parent 1997 Plan, of which 1,612,387 shares have been issued pursuant to option exercises, 164,581 shares are subject to outstanding, unexercised options and 926,839 shares are available for issuance thereunder; and (ii) 3,345,607 shares of Parent Common Stock for issuance to employees and consultants pursuant to the Parent 2000 Plan, of which 65,056 shares have been issued pursuant to option exercises, 2,859,862 shares are subject to outstanding, unexercised options and 420869 remain available for future option grants and issuances thereunder; and (iii) 1,238,080 shares of Parent Common Stock for issuance to officers and employees pursuant to the Parent ESPP, of which 204,348 shares have been issued. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Parent Stock Option Plans and the Parent ESPP and (ii) Parent’s right to repurchase any unvested shares under the Parent Stock Option Plans or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Common Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

3.3 Authority.

(a) Parent, Merger Sub 1 and Merger Sub 2 each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been and, following the Parent Stockholders Meeting (as defined in Section 2.27), will have been, duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub 1 and Merger Sub 2, as applicable.

(b) Neither Parent nor Merger Sub 1 nor Merger Sub 2, nor any of their “affiliates” or “associates” have been “interested stockholders” of Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of Delaware Law.

(c) This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2, as applicable, and each constitutes the valid and binding obligations of Parent, Merger Sub 1 and Merger Sub 2 enforceable against each in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent, Merger Sub 1 or Merger Sub 2, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub 1 or Merger Sub 2 or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have, whether individually or in the aggregate, a Parent Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent, Merger Sub 1 or Merger Sub 2 in connection with the execution and delivery of this Agreement by Parent, Merger Sub 1 or Merger Sub 2 or the consummation by Parent, Merger Sub 1 or Merger Sub 2 of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and the NASD within fifteen (15) days after the Closing Date, (iii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus, (iv) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger (the “Nasdaq Notification Form”), (vi) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus (as defined in Section 2.27) relating to the Parent Stockholders Meeting (as defined in Section 2.27) and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements. As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Parent since June 1, 2002 (collectively, the “Parent SEC Documents”) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) fairly present the financial condition and results of the Parent and its consolidated subsidiaries in all material respects as of their respective dates and for the periods indicated therein in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). All documents required to be filed as exhibits to the Parent SEC Documents have been so filed.

3.5 Absence of Certain Changes. Since May 31, 2005 (the “Parent Balance Sheet Date”) through the Effective Time, there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock, (v) any material contract entered into by Parent or any of its subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound, (vi) any action to amend or change the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent, Merger Sub 1 or Merger Sub 2, (vii) any material increase in the compensation or benefits payable or to become payable by Parent to any of its directors or employees, other than in the ordinary course of business or increases associated with merit or annual pay increases or promotions in the ordinary course of business, (viii) any transaction with any affiliate of Parent which is not a Subsidiary of Parent, or (ix) any negotiation or agreement by Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Company and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

3.6 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Parent Financial Statements in Parent’s annual report filed for the year ended May 31, 2005 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7 Litigation. Except as set forth in the Parent SEC Documents, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Parent’s Knowledge, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Parent Material Adverse Effect. There is no judgment, decree or order against Parent or any of its subsidiaries, or, to Parent’s Knowledge any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Parent Material Adverse Effect.

3.8 Governmental Authorization. Parent and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

3.9 Intellectual Property.

(a) Parent and its subsidiaries own exclusively not jointly with any other Person (free and clear of all liens and encumbrances), or are validly licensed to use in the manner currently used or proposed to be used by Parent, all (i) U.S. and foreign patents, patent applications, trademarks (whether registered or unregistered), trademark applications, trade names, domain names, fictitious business names, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registration applications, mask work rights, mask work registration applications, trade secrets, know how, rights in data or databases, inventions and other proprietary rights and (ii) all other U.S. and foreign intellectual property rights (subsections and (i) and (ii), collectively, “Intellectual Property,” that are used in or necessary for the conduct of the business of Parent and its subsidiaries as currently conducted by Parent and its subsidiaries (including without limitation the development, manufacture, use import and sale of those products of Parent and its subsidiaries currently under development) in each case, subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor any of its subsidiaries has (i) licensed any of the software included in its Intellectual Property in source code form to any Person, or (ii) entered into any source code escrow agreements with respect to any software included in its Intellectual Property in each case, subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, the source code and system documentation relating to any software included in the Intellectual Property of Parent and its subsidiaries have at all times been maintained in confidence and have been disclosed only to employees and consultants of Parent and its subsidiaries who have a “need to know” the contents thereof in connection with their duties to Parent, Merger Sub 1 and Merger Sub 2 and its subsidiaries. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith. To Parent’s Knowledge, none of the software included in the Intellectual Property of Parent or its subsidiaries contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs,” and/or “back doors”).

(c) To Parent’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Parent or any of its subsidiaries, or any third party Intellectual Property exclusively licensed by Parent or any of its subsidiaries, by any Person, including any employee or former employee of Parent or any of its subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has entered into any agreement, or otherwise has any obligation, to indemnify, defend or hold harmless any other Person against any claim of infringement or misappropriation of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements that arise in the ordinary course of business and that contain such terms as are typical for the business, services and products of Parent.

(d) Neither Parent nor any of its subsidiaries is, or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any material license, sublicense, option or other agreement to which it is a party relating to its Intellectual Property or the valid Intellectual Property of any other Person. With respect to any license, sublicense, option or other agreement relating to the Intellectual Property of Parent or any of its subsidiaries, or any third party Intellectual Property, neither Parent nor any of its subsidiaries that is a party to any such license, sublicense, option or other agreement is in material breach thereof, and to the best of Parent’s Knowledge, no other Person that is a party to any such license, sublicense, option or other agreement is in material breach thereof.

(e) To Parent’s Knowledge, all patents and registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid, enforceable and subsisting. To the Parent’s Knowledge, neither Parent nor any of its subsidiaries is or has been infringing any Intellectual Property of any other Person. Neither Parent nor any of its subsidiaries has received any written notice of any actual, alleged, possible or potential infringement of any Intellectual Property of any other Person party. Neither Parent nor any of its subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any other Person. Neither Parent nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property of Parent or any of its subsidiaries, or for breach of any license or agreement involving any Intellectual Property of Parent or any of its subsidiaries, against any third party, which is not disclosed in the Parent SEC Documents. No Intellectual Property of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Parent or any of its subsidiaries, or (ii) may affect the validity, use or enforceability of such Intellectual Property.

(f) Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its subsidiaries has secured valid written assignments from all its consultants and employees who contributed to the invention, creation or development of Intellectual Property of Parent or any of its subsidiaries, of all right, title and interest in and to such Intellectual Property, to the extent that Parent or such Subsidiary, as applicable, does not already own such Intellectual Property by operation of law. Except as would not reasonably be expected to have a Parent Material Adverse Effect, in each case in which Parent or its subsidiaries has acquired any Intellectual Property from any Person other than its consultants and employees, Parent has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Parent or its subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Parent or its subsidiaries have recorded in a timely manner each such assignment with the relevant Governmental Entity, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

Neither the Parent nor any of its subsidiaries are subject to any “open source” obligations or otherwise required to provide for public disclosure or general availability of source code either used or developed by the Parent or any of its subsidiaries.

3.10 Taxes.

(a) Parent, Merger Sub 1 and Merger Sub 2 and each of their respective Subsidiaries have timely filed all material Tax Returns that they were required to file and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis. Parent, Merger Sub 1 and Merger Sub 2 and their respective Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens for Taxes on the assets of Parent, Merger Sub 1 and Merger Sub 2 and their respective Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Parent’s audited financial statements as of May 31, 2005 reflect adequate accruals in accordance with GAAP for all material unpaid Taxes of Parent and each of its Subsidiaries through May 31, 2005, and the amounts set forth thereon as deferred Tax assets and deferred Tax liabilities have been determined in accordance with GAAP.

(c) No claim has been made by any taxing authority in any jurisdiction where Parent, Merger Sub 1 and Merger Sub 2 or any of their respective Subsidiaries does not file Tax Returns that such Parent, Merger Sub 1, Merger Sub 2 or Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither Parent, Merger Sub 1, Merger Sub 2 nor any of their respective Subsidiaries has ever been a member of an affiliated group filing consolidated federal income Tax Returns other than the group of which Parent is the “common parent” (within the meaning of Section 1504(a) of the Code).

(e) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing, or, to the Knowledge of Parent, orally, against or with respect to Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries in respect of any Tax Return. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Parent, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries.

(f) None of Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries has participated in a “reportable transaction,” including without limitation a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b) and 1.6011-4(b)(2), respectively, or a transaction required to be registered as a tax shelter under Code Section 6111 or the Treasury Regulations thereunder.

(g) None of Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries is a party to or bound by any tax indemnity agreement or tax sharing agreement under which Parent, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries may be liable to make any payment to any Person, and none of Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries has assumed the liability of any Person for Taxes pursuant to any contract.

(h) None of Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Code Sections 162(m) or 280G.

(i) Parent is not currently nor has it been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the five-year period ending on the date of this Agreement, and Parent does not expect to become a United States real property holding corporation prior to the Effective Time.

(j) None of Parent, Merger Sub 1, Merger Sub 2 or their respective Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

(k) To Parent’s Knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11 Employee Benefit Plans.

(a) The following terms shall be defined as follows:

(i) “Parent ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Parent under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(ii) “Parent Foreign Plan” shall mean an employee benefit plan, program, or arrangement maintained or contributed to by Parent or any ERISA Affiliate primarily for the benefit of any employee or former employee of Parent or its ERISA Affiliates employed outside the United States.

(b) Each Parent Plan which is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Parent Plan, including but not limited to ERISA and the Code.

(c) Each of the Parent Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1997, or there is time remaining in which to file a request for determination or an application is pending.

(d) Each Parent Foreign Plan has been operated and administered in material accordance with its terms and with the requirements of all applicable laws. Each Parent Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened with respect to any Parent Foreign Plan that would, individually, or in the aggregate, be reasonably likely to result in a Parent Material Adverse Effect.

3.12 Employee Matters.

(a) Parent and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(b) There are no proceedings, claims, or suits pending or, to the Knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

3.13 Interested Party Transactions. Neither Parent nor any of its subsidiaries is indebted to any director, officer, employee, any affiliate of Parent which is not a Subsidiary or agent of Parent or its subsidiaries (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Parent or its subsidiaries. Except as set forth on Schedule 3.13 of the Parent Disclosure Schedule, there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since May 31, 2005.

3.14 Compliance With Laws. Each of Parent and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Parent Material Adverse Effect.

3.15 Brokers’ and Finders’ Fees. Except for Banc of America Securities LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby.

3.16 Vote Required. The affirmative vote of the holders on the record date of a majority of the shares of Parent Common Stock present and voting at the Parent Stockholders Meeting (the “Parent Stockholder Approval”) is the only vote of the holders of any of Parent’s Common Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

3.17 Board Approval. The Board of Directors of Parent has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Parent approve this Agreement and the Merger.

3.18 No Breach of Material Contracts. Except as would not have a Parent Material Adverse Effect, (i) Parent has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any contract or agreements listed in Schedule 3.18 of the Parent Disclosure Schedule (the “Parent Material Contracts”) and (ii) each of the Parent Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or, to Parent’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Parent Material Contract.

3.19 Joint Proxy Statement/Prospectus. The information relating to Parent included in the Registration Statement shall not, at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent included in the Joint Proxy Statement/Prospectus shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Parent and the stockholders of Company, at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Parent which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company which is contained in the Joint Proxy Statement/Prospectus.

3.20 Opinion of Financial Advisor. Parent has been advised orally by Banc of America Securities LLC, its financial advisor, that in such advisor’s opinion, the consideration to be paid by Parent to the holders of Company Common Stock is fair, from a financial point of view, to Parent.

3.21 Takeover Restrictions. No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Parent and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof without violating or triggering any rights, obligations or restrictions thereunder.

3.22 Assets and Revenues.

(a) Parent is its own the ultimate parent entity. Parent, together will all entities controlled by Parent (i) is not engaged in manufacturing, (ii) does not have total assets of $106.2 million or more as of its most recent regularly prepared balance sheet, and (iii) does not have annual sales of $106.2 million or more as of its most recently completed fiscal year.

(b) The representations in this Section 3.22 are made solely for the purpose of determining the applicability of HSR to the transactions contemplated by this Agreement.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except as required by law or to the extent expressly contemplated by this Agreement, Section 4.2 hereof or as consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed), Company agrees:

(i) to carry on its business in the ordinary course; and

(ii) to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

(b) Company shall prepare and timely file all material Tax Returns required to be filed by Company and any Subsidiary of Company on or before the Effective Date.

4.2 Restriction on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by law, as set forth in the Company Disclosure Schedule, as expressly contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), Company shall not do, cause or permit any of the following:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws of Company;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock, except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options issued and outstanding on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Company Stock Option Plans. Authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts in any material respect, except in the ordinary course; provided, further, that Company shall not, except in the ordinary course, enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent;

(e) Issuance of Securities. Except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.

(f) Intellectual Property. Transfer to any Person or entity any of its material Intellectual Property or any material rights to its material Intellectual Property other than in the ordinary course of business;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets except for in the ordinary course;

(i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, guarantee any such indebtedness or guarantee any debt securities of others;

(j) Leases. Enter into any material operating lease;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business, and notwithstanding the above, make any such expenditures, additions or improvements in excess of $50,000 in any one case;

(m) Other Expenses. Commit to or incur any other expenses (excluding capital expenditures which are addressed in (l) above) in an amount in excess of $50,000 in any one case;

(n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. Terminate or waive any right of substantial value;

(p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or other applicable law or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level (having an annual level of compensation in excess of $125,000) or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

(q) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof or consistent with the Company’s severance policy described in Schedule 5.8(d);

(r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

(s) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

(t) Taxes. (i) Enter into any material closing agreement, settle any material claim or assessment in respect of material Taxes or consent to any waiver of the limitations period applicable to any claim or assessment in respect of any material Taxes; or (ii) file any election under Section 338 of the Code or corresponding provisions of applicable state law, whether as part of any Tax Return or on a “stand-alone” basis;

(u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP or the Exchange Act;

(v) Stockholder Rights Plan. Adopt or implement any stockholder rights plan;

(w) Transactions with Non-Subsidiary Affiliates. Enter into any transaction with any affiliate of the Company which is not a Subsidiary of the Company; and

(x) Other. Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (w) above.

4.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except as required by law or to the extent expressly contemplated by this Agreement), Parent agrees:

(a) Parent agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Company), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and

(b) Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of Company,

(i) except with respect to the issuance of Parent Common Stock contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Parent Common Stock pursuant to the exercise of stock options under Parent Stock Option Plans issued and outstanding on the date hereof, or other rights therefor outstanding as of the date of this Agreement, (ii) the issuance of stock options pursuant to the Parent Stock Option Plans, in each case, in the ordinary course of business; and (iii) the issuance of shares of Parent Common Stock pursuant to the Parent ESPP in the ordinary course of business.

(ii) cause or permit any amendments to the Certificate of Incorporation or Bylaws of Parent;

(iii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or except for the issuance of shares of Parent Common Stock pursuant to the exercise of Parent Options issued and outstanding on the date hereof or in the ordinary course of business, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(iv) transfer to any Person or entity any of its material Intellectual Property or any material rights to its material Intellectual Property, other than in the ordinary course of business;

(v) sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, except for in the ordinary course;

(vi) incur any indebtedness for borrowed money under existing credit lines or otherwise, guarantee any such indebtedness or guarantee any debt securities of others in excess of $250,000 in the aggregate;

(vii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

(viii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP or the Exchange Act; or

(ix) agree in writing or otherwise to take any of the actions described in Sections 4.3(b)(i) through (viii) above.

4.4 No Solicitation of Company.

(a) From and after the Execution Date and until the Effective Time or the earlier termination of this Agreement, Company and each of its subsidiaries and the officers, directors, employees, affiliates or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of Section 4.4(b) below, take any action, solicit, facilitate, encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

(b) Notwithstanding Section 4.4(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that could reasonably be expected to lead to a Takeover Proposal (and for purposes of this Section 4.4(b), the term “unsolicited Takeover Proposal or unsolicited written expression of interest” shall mean a Takeover Proposal or written expression of interest that was received other than as a result of a violation of Section 4.4(a)), shall be received by the Company or any of its advisors, then (i) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal (or written expression of interest) could reasonably be expected to lead to a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and (ii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that taking action with respect to such Takeover Proposal is consistent with its fiduciary duties to its stockholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Takeover Proposal (or written expression of interest) information and take such other actions with respect to such Takeover Proposal (or written expression of interest) (including, but not limited to, engaging in negotiations and discussions) as are consistent with the fiduciary obligations of Company’s Board of Directors, and such actions with respect to such Takeover Proposal (or written expression of interest) shall not be considered a breach of this Section 4.4, provided that in each such event Company (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of the Takeover Proposal (or written expression of interest) received from such third party, (C) provides Parent with all documents containing or referring to non-public information of Company that are supplied to such third party and (D) may only provide any such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Additionally, notwithstanding the foregoing, (1) Company’s Board of Directors shall continue to recommend the Merger until such time as the Board of Directors determines, after consultation with outside legal counsel, that continuing to make such recommendation is inconsistent with its fiduciary duties to the stockholders of the Company under applicable law at which time the Company’s Board of Directors may change or withdraw its recommendation or recommend a Superior Proposal; provided that, before and as a condition to making any such determination to change or withdraw such recommendation or to recommend a Superior Proposal, Company must first notify Parent, in writing and at least seventy-two (72) hours before doing so, promptly of this intention in respect of a Superior Proposal, attaching the most current version of such proposal (or a description of all material terms and conditions thereof), and then only if Parent fails to make, within such seventy-two (72) hour period, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Company as such Superior Proposal may the Company’s Board of Directors change or withdraw its recommendation or recommend a Superior Proposal and (2) Company shall in all events allow Company stockholders to vote on the Merger and transactions contemplated hereby, unless this Agreement shall have been earlier terminated pursuant to the provisions of Section 7.1(a)(i), (ii), (iii), (iv), (v) or (vi)(A) .

(c) Company shall promptly notify Parent after receipt, but in no event later than twenty-four (24) hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; shall keep Parent informed of the status and details of any such Takeover Proposal notice or request in all material respects; and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request, if it is in writing or an oral summary thereof, if it is not in writing.

(d) For purposes of this Agreement, “Takeover Proposal” means, with respect to any Person, any offer or tender offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving that Person or any of its subsidiaries or the acquisition of any significant equity interest (fifteen percent (15%)) in, or a significant portion of the assets (fifteen percent (15%) or more on a consolidated basis) of, that Person or any of its subsidiaries, other than the transactions contemplated by this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statements/Prospectus. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and shall use all commercially reasonable efforts to file with the SEC on or before November 11, 2005, preliminary joint proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Company and Parent and, as promptly as practicable following receipt of SEC comments thereon, Parent shall file with the SEC a Joint Proxy Statement/Prospectus on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of Company that the stockholders of the Company vote in favor of the Merger and approve this Agreement; provided that such unanimous recommendation may be omitted or, if previously included, may be amended or withdrawn and Company’s Board of Directors shall be entitled to recommend an alternative Takeover Proposal if (i) Company’s Board of Directors believes in good faith that a Superior Proposal has been made and (ii) after consultation with its outside legal counsel, Company’s Board of Directors determines that to include such recommendation or not withdraw such recommendation if previously included or not to recommend such Superior Proposal would not be consistent with the Board’s fiduciary duties under applicable law. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of Parent that the stockholders of the Parent vote in favor of the Merger and approve this Agreement.

5.2 Meetings of Stockholders.

(a) Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Company Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article VII hereof. Subject to Section 5.1, Company shall use all commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

(b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Parent Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Parent shall also consult with Company regarding the date of the Parent Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum or to amend or supplement the proxy statement as it relates to Company) the Parent Stockholders Meeting without the consent of Company unless this Agreement is first terminated by Company pursuant to Article VII hereof. Parent shall use all commercially reasonable efforts to solicit from stockholders of Parent proxies in favor of the Merger and shall take all other action necessary or advisable to secure the Parent Stockholder Approval.

5.3 Access to Information; Disclosure Schedule Updates.

(a) Each of Parent and Company shall afford the other such party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s (and each party’s respective Subsidiaries’) properties, books, contracts, commitments, records and Tax Returns and (ii) all other information concerning the business, properties and personnel of such party as such other party may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives and Parent agrees to provide to Company and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) No information or knowledge obtained in any investigation or notice after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Additionally, during the period from the date hereof and prior to the Effective Time, each party shall promptly notify the other party in writing of:

(i) the discovery of any event, condition, fact or circumstance that (A) occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by such party in this Agreement or any other agreement contemplated hereby or (B) would reasonably be expected to constitute a Material Adverse Effect with respect to that party;

(ii) any breach of any covenant or obligation by such party;

(iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely;

(iv) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(v) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(vi) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the representations and warranties of that party in this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

5.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Non-Disclosure Agreement dated April 14, 2004 (the “Non-Disclosure Agreement”), a copy of which is attached hereto as Exhibit E, which Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Disclosure.

(a) Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without prior consultation with the other, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

(b) Before any Merger Communication of Parent, Company or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or Company, as the case may be, shall (or shall cause any such participant to) provide the other such party and its counsel with a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Parent, Merger Sub 1, Merger Sub 2 or Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this

Agreement and, if reviewed by a holder of Company Stock, could reasonably be deemed to constitute either (x) an offer to sell Parent Stock or a solicitation of an offer to buy Company Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

5.6 FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit G, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit G, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

5.7 Employee Benefit Plans.

(a) Immediately prior to the Effective Time, each outstanding Company Option shall become fully vested and exercisable. At the Effective Time, each Company Option shall terminate and shall not be assumed by the Parent. Parent, Merger Sub 1, Merger Sub 2 and the Company shall take all actions necessary to permit each holder of a Company Option to exercise his or her Company Options prior to the Effective Time for all of the shares subject to such options that are then vested and that will become vested pursuant to this Section 5.7(a). Prior to the Effective Time, the Company’s Board of Directors shall adopt any resolutions and take any actions that are necessary to effectuate this Section 5.7(a). At the Effective Time, the Company agrees to (a) effect the termination of all Company Options outstanding at the Effective Time and (b) effect the termination of the Company Stock Option Plans. Company shall take all actions necessary to allow and facilitate, and ensure that the Company’s Stock Option Plans allow, optionholders to use broker-assisted same day sale and exercise and “net exercise” mechanisms to exercise their options and notify optionholders that they may use these mechanisms to exercise their options

(b) The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) no later than 3 business days prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time which shall be converted into shares of Parent Common Stock in the Merger. The Company shall take all actions necessary to terminate the Company ESPP as of such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. Employees of Company and other Members of the Controlled Group who become employees of Parent or any of its subsidiaries as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or affiliate of the Company to the extent permitted by applicable law and applicable tax qualification requirements).

(c) Prior to the Effective Time, the Board of Directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall each adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Parent Stock in exchange for outstanding shares of Company Stock held by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act shall be an exempt transaction for purposes of Section 16 of the 1934 Act.

(d) Company shall, immediately prior to the Closing Date, terminate its 401(k) Plan, 1999 Stock Incentive Plan, 1995 Stock Incentive Plan, and 1999 Director Plan and any other Plans requested by Parent. Company shall reasonably cooperate with Parent, at or after the Closing Date, to terminate its welfare benefit plans, including STD, LTD, Life and AD&D Insurance Plans, Health Insurance Plan, Dental Insurance Plan, Flexible Spending Plan, Hyatt Premier Legal Plan, MetPay Insurance Program in a manner that does not cause a gap in coverage for persons covered under those Plans. Company shall provide to Parent a copy of the resolutions by the Board of Directors of Company effecting such terminations.

(e) With respect to any of the Company’s employees who become employees of Parent and/or the Surviving Company on and after the Closing Date (“Company Employees”), Parent agrees that on the day after the Closing Date, the Company Employees shall be eligible to participate in the vacation, sick time and other fringe benefits, including ERISA welfare benefit and pension benefit plans made available by Parent and its affiliates to their similarly situated employees and, to the extent permitted by applicable law and applicable tax qualification requirements and subject to any generally applicable break in service or similar rules, shall amend such ERISA welfare benefit and pension benefit plans as necessary to give full credit for eligibility, vesting and benefits (but not for benefit accruals under defined benefit plans) for each Company Employee’s period of service with the Company or any of its Subsidiaries.

(f) In connection with coverage of each of the Company Employees under any of the ERISA welfare benefit plans made available by Parent and its affiliates to their employees, Parent agrees, subject to the approval of any insurance carrier and to the extent consistent with applicable law, to undertake commercially reasonable efforts to cause each such plan to (i) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (ii) cause such plans to honor any expenses incurred by such Company Employees and their beneficiaries under similar plans of the Company during the portion of the calendar year prior to the Closing Date for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses; provided, however, that, as a precondition on Parent’s obligation to provide such credit, Company shall have first provided a complete and accurate listing of such expenses incurred by the Company Employees from January 1, 2005 (or, if earlier, the first day of the applicable plan year) through the date on which their participation in such plan commences. References in this Section 5.7(f) to a benefit with respect to a Company Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Company Employee under the terms of the relevant employee benefit policy, plan, arrangement, program, practice or agreement.

5.8 D&O Indemnification and Insurance. Parent shall cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:

(a) The Surviving Company shall indemnify and hold harmless the present and former officers and directors of Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under Company’s certificate of incorporation and bylaws in effect on the date hereof (the “Indemnification Provisions”); provided that such indemnification shall be subject to any limitation imposed from time to time under the Indemnification Provisions.

(b) For six years after the Effective Time, the Surviving Company shall provide officers’ and directors’ liability insurance (with carriers at least substantially comparable to in claims paying rating to Company’s existing carriers) in respect of acts or omissions occurring at or prior to the Effective Time covering each Indemnified Person on terms substantially similar to those of Company’s policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 5.8(b), the Surviving Company shall not be obligated to pay an aggregate premium in excess of $1.2 million.

(c) If Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The rights of each Indemnified Person under this Section 5.8 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Company or any of its subsidiaries, or under

Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(e) The Limited Liability Company Agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in Company’s Certificate of Incorporation and its Bylaws, as the same may exist on the date of this Agreement.

(f) This Section 5.8 shall survive the consummation of the Merger, is intended to benefit the Surviving Company and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Company and Parent, and shall be enforceable by the Indemnified Parties. Parent hereby guarantees to each person to whom the Surviving Company has obligations under this Section 5.8 that the Surviving Company will fulfill those obligations and agrees that each of the persons is an intended beneficiary of that guarantee and has the right to enforce it against Parent, with regard to himself or herself.

5.9 Employment Matters; Ancillary Agreements. On the Execution Date, each of the employees listed on Schedule 5.9 (“Key Employees”) entered into (i) a Non-competition and Non-solicitation Agreement in substantially the form attached hereto as Exhibit H; and (ii) an employment offer letter with Parent (each an “Offer Letter” and collectively the “Offer Letters”).

5.10 NASDAQ Quotation. Parent shall use commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

5.11 Rule 145 Affiliate Agreement. Attached as Schedule 5.11 to this Agreement is a list of all Persons who are, to the Company’s knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act. Prior to the effectiveness of the Registration Statement, the Company shall deliver or cause to be delivered an executed Rule 145 affiliate agreement in the form attached hereto as Exhibit F from each of the persons listed on Schedule 5.11. Parent shall place the appropriate Rule 145 legend on the stock certificates representing Parent Common Stock issued in the Merger to such affiliates. Parent shall use its reasonable efforts to remove such legends promptly when such legends are no longer required by applicable legal requirements.

5.12 Treatment as Reorganization. Neither Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Sections 6.2(d) and 6.3(e) hereof, including using reasonable efforts to provide counsel with the representation letters also described in Sections 6.2(d) and 6.3(e).

5.13 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Parent and Company and the members of their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent consistent with the fiduciary duties of the Board of Directors of Company under applicable law after consultation with outside counsel.

5.14 Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA and other applicable law in connection with the transactions provided for in this Agreement.

5.15 Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.16 Board Appointment; Resignation of Directors. Parent shall take such action as required to appoint Leon Navickas and Douglas Ferguson to Parent’s Board of Directors effective upon the Closing. Mr. Navickas shall enter into a side letter with respect to his appointment to the Parent’s Board of Directors, with terms mutually agreeable to Parent and Mr. Navickas. Parent and Company shall mutually agree before Closing to the appointment of one additional director of Parent’s Board of Directors for a total of seven (7) board members. The Company shall use its best efforts to obtain and deliver to Parent prior to the Closing the resignation of each director of the Company.

5.17 Novation.

(a) The parties agree that novation agreements should not be necessary, but recognize that, in accordance with certain statutes and regulations, including the Federal Acquisition Regulation (“FAR”) 42.1200 et seq., a Governmental Entity may, through the appropriate contracting officer, require Parent and/or the Surviving Company to enter into a novation agreement or other form of approval for the full transfer and assignment of the contracts between the Company and such Governmental Entity to Parent and/or the Surviving Company and that an application for novation or other approvals will not be made until after the execution of this Agreement and may take a substantial amount of processing time.

(b) Promptly following the execution of this Agreement, if any contracting officer requests novation of contracts between the Company and any Governmental Entity, the parties shall cooperate in an attempt to establish that a novation is not necessary in light of the nature of this transaction. If unsuccessful in persuading the contracting officer, however, each party shall promptly complete its respective portion of the documentation required for novation of each contract with any Governmental Entity pursuant to FAR Subpart 42.12, including FAR 42.1204(b), 42.1204(e) and 42.1204(f) as well as by reasonable request of the Governmental Entity, and the Parent shall deliver its portion to Company. Company shall promptly submit the required documentation to the appropriate contracting officer and provide a copy thereof to Parent. Each party will thereafter, promptly and in coordination with the other party, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation or other approval. Each party shall keep the other fully informed, on a current and timely basis, as to the progress of the novation or other approval process and provide copies of all letters, correspondence, and other material documents to or from the Governmental Entity with respect thereto.

5.18 EdiSync Litigation. Company shall not settle any claims, including claims for patent infringement, brought by EdiSync Systems LLC and/or its affiliates (collectively, “EdiSync”) unless (i) Parent approves the terms of such settlement and (ii) such settlement provides for aggregate payments by the Company to EdiSync (whether characterized as settlement payments, license fees, royalties or otherwise) of no more than $100,000.

ARTICLE 6

CONDITIONS TO THE MERGER

No party may refuse to close the Merger and the transactions contemplated hereunder if any condition remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Joint Proxy Statement/Prospectus. The SEC shall have declared the Joint Proxy Statement/Prospectus effective in accordance with the provisions of the Securities Act, and the Joint Proxy Statement/Prospectus shall be effective at the Effective Time, and no stop order suspending effectiveness of the Joint Proxy Statement/Prospectus shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent’s business following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken by any Governmental Entity, or any applicable statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued in response to a third party (other than a Governmental Entity) action, each party agrees to use all commercially reasonable efforts to have such injunction or other order lifted.

6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Parent Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Parent Material Adverse Effect and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 6.2(a), substantially in the form attached hereto as Exhibit I-2.

(c) No Parent Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Parent Material Adverse Effect.

(d) Tax Opinion. Company shall have received from Foley Hoag LLP or another law firm acceptable to Parent an opinion, in form and substance reasonably satisfactory to Company, dated on or about the Closing Date substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing on the Closing Date, the Merger and the Second Step Merger, taken together, will be treated for federal income tax purposes as a “reorganization” within the meaning of

Section 368(a) of the Code, and that each of Company and Parent will be treated as a party thereto within the meaning Code Section 368(b), and such opinion shall not have been withdrawn. In rendering such opinion, Foley Hoag LLP may require, and to the extent they deem appropriate, may rely upon, representations made in certificates of officers of Parent and Company. The parties specifically acknowledge and agree that they shall make such reasonable representations as may be requested by Foley Hoag LLP for the purpose of rendering such opinions and that such certificates shall contain, without limitation, the representations set forth in Exhibits J-1 and J-2 hereto.

(e) NASDAQ Quotation. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ, subject to official notice of issuance.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Company Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Company Material Adverse Effect and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 6.3(a), substantially in the form attached hereto as Exhibit I-1.

(c) No Company Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Company Material Adverse Effect.

(d) FIRPTA Certificate. Parent shall have received a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger in accordance with Section 5.6 hereof.

(e) Tax Opinion. Parent shall have received from Morrison & Foerster LLP or another law firm acceptable to Company an opinion, in form and substance reasonably satisfactory to Parent, dated on or about the Closing Date substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing on the Closing Date, the Merger and the Second Step Merger, taken together, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of Company and Parent will be treated as a party thereto within the meaning Code Section 368(b), and such opinion shall not have been withdrawn. In rendering such opinion, Morrison & Foerster LLP may require, and to the extent they deem appropriate, may rely upon, representations made in certificates of officers of Parent and Company. The parties specifically acknowledge and agree that they shall make such reasonable representations as may be requested by Morrison & Foerster for the purpose of rendering such opinions and that such certificates shall contain, without limitation, the representations set forth in Exhibits J-1 and J-2 hereto.

(f) Consents. Parent shall have received duly executed copies of consents or waivers (“Consents”) of each of the counterparties to the agreements set forth on Schedule 6.3(f) to provide for the continuation in full force and effect of such agreement, without any breach or violation caused by the Merger, in each case, in form and substance reasonably satisfactory to Parent; or in the event that such Consent is not obtained in respect of any such agreement, technology with substantially similar functionality available at substantially similar cost shall be incorporated prior to the Effective Time in commercially available versions of the Company products that presently contain the technology subject to the agreement.

(g) Appraisal Rights. At the Effective Time, holders of less than ten percent (10%) in the aggregate of Company Common Stock shall have appraisal rights which have not been waived.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

(a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or Company, if the Closing shall not have occurred on or before March 1, 2006 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(iii) by Parent, if the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing in response to a Takeover Proposal;

(iv) by Company, if Parent shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Parent Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Parent of written notice from Company of such breach, provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv) shall not be available to Company where Company is at that time in breach of this Agreement;

(v) by Parent, if Company shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Company Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Company of written notice from Parent of such breach, provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(v) shall not be available to Parent where Parent is at that time in breach of this Agreement; or

(vi) by either Parent or Company if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) Parent Stockholder Approval or Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of that Person or at any adjournment thereof.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub 1, Merger Sub 2 or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from (i) the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement or (ii) failure of either party to fulfill a condition to the performance of the obligations of the other party, in which case any such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of that breach or failure; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to subsections (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense. In addition, Parent and Company shall each pay fifty percent (50%) of the filing fees for (i) the Registration Statement and Joint Proxy/Prospectus, (iii) the NASDAQ Notification Form, (iv) such other consents, authorizations, filings, approvals and registrations which are necessary to complete the transactions contemplated by this Agreement.

(b) If this Agreement is terminated by Company pursuant to Section 7.1(a)(vi)(B) due to a failure to obtain Parent Stockholder Approval, then Parent shall pay $1,798,625 (the “Termination Fee”) to Company within fifteen (15) business days of said termination.

(c) If this Agreement is terminated by Parent pursuant to Section 7.1(a)(iii) or 7.1(a)(vi)(B) due to a failure to obtain Company Stockholder Approval, then Company shall pay to Parent the Termination Fee within fifteen (15) business days of said termination.

7.4 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto (with the approval of the Boards of Directors of such parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of Merger Consideration, or (ii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Common Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.5 (Public Disclosure), Section 5.7 (Employee Benefit Plans) Section 5.8 (D&O Insurance and Indemnification), Section 5.11 (Treatment as Reorganization), Section 5.14 (Commercially Reasonable Efforts and Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment) and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be deemed to be have been delivered and will be effective: (i) upon receipt if hand delivered, (ii) if sent by facsimile, upon confirmation of successful transmission to the specified facsimile number if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, (iii) five Business Days after mailing if sent by mail, or (iv) one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.2:

(a)	if to Parent, to:

Saba Software, Inc.
2400 Bridge Parkway
Redwood Shores, California 94065-1166
Attention: Peter E. Williams III
Facsimile No.: (650) 581-2581

with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304-1018
Attention: Paul “Chip” L. Lion III, Esq.
Facsimile No.: (650) 494-0792

(b)	if to Company, to:

Centra Software, Inc.
430 Bedford Street
Lexington, Massachusetts 02420
Attn: Leon Navickas
Facsimile No.: (781) 994-9004

with a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention: Gerard O’Connor, Esq.
Facsimile: (617) 832-7000

The term “Business Day” as used in this Section 8.2 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in The Commonwealth of Massachusetts.

8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be deemed to be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “subsidiary” or “subsidiaries” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Parties in Interest. This Agreement, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule and the Ancillary Agreements, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d)-(i), 1.7, 1.9, 1.10, 5.8, 5.9 and 5.10.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal or state court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.11 Certain Interpretations and Definitions.

(a) In this Agreement, any reference to:

(i) any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition, circumstance or effect that is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole;

(ii) a party’s “knowledge” means actual knowledge of such party’s officers and directors;

(iii) a party conducting its business or other affairs or taking any action in the “ordinary course of business” (or in the “ordinary course”) means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” (or in the “ordinary course”) unless: (a) such action is consistent with such party’s past practices in all material respects and is taken in the ordinary course of such party’s operations and (b) such action is not required to be authorized by such party’s stockholders;

(iv) a “material breach” or a “material default” of or under any agreement, contract or like arrangement by a party means the occurrence of any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision of such agreement, contract or like arrangement, if such inaccuracy or failure, in any way, materially and adversely would affect the value of, or such party’s rights, title or interest in, any of its assets or property, or its rights and obligations under such agreement, contract or arrangement; and

(v) the term “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (x) any change in the market price or trading volume of Parent’s stock after the date hereof; (y) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (z) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales; or (aa) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, Company, Parent, Merger Sub 1 and Merger Sub 2 have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company” CENTRA SOFTWARE, INC.

By:	/s/ LEON NAVICKAS
Leon Navickas Chief Executive Officer

“Parent” SABA SOFTWARE, INC.

By:	/s/ BOBBY YAZDANI
Bobby Yazdani Chief Executive Officer

“Merger Sub 1” SPRUCE ACQUISITION CORPORATION

By:	/s/ BOBBY YAZDANI
Bobby Yazdani Chief Executive Officer

“Merger Sub 2” SPRUCE ACQUISITION, LLC

By:	/s/ BOBBY YAZDANI
Bobby Yazdani Chief Executive Officer